As filed with the Office of the Securities and Exchange Commission on March 29, 2016

Registration No. 333-157562

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5

to

FORM S-1

on

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST UNITED CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	52-1380770
(State or Other Jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification Number)

19 South Second Street, Oakland, Maryland 21550

(Address of Principal Executive Offices)

Carissa L. Rodeheaver

Chairman, President and Chief Executive Officer

First United Corporation

19 South Second Street, Oakland, Maryland 21550

(888) 692-2654

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Andrew Bulgin, Esquire

Gordon Feinblatt LLC

The Garrett Building

233 East Redwood Street

Baltimore, Maryland 21202

(410) 576-4280

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 5 amends the Registration Statement on Form S-1, File No. 333-157562 (the “Registration Statement”), of First United Corporation (the “Corporation”), which was originally filed on Form S-3 and declared effective by the Securities and Exchange Commission (the “SEC”) on March 19, 2009. The Registration Statement originally covered 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Shares”), a warrant to purchase 326,323 shares of the Corporation’s common stock (the “Warrant”), and the shares of the Corporation’s common stock to be issued upon exercise of the Warrant (the “Warrant Shares”). On April 2, 2012, the Corporation converted the Registration Statement to Form S-1 pursuant to its Post-Effective Amendment No. 1 to Form S-3 on Form S-1 (declared effective on April 13, 2012) because its eligibility to use Form S-3 terminated pursuant to General Instruction I.A.5 on account of its 2011 deferral of quarterly dividends payable on the Series A Shares. The Corporation subsequently filed a Post-Effective Amendment No. 2 on Form S-1 on March 25, 2013 (declared effective on March 28, 2013) and a Post-Effective Amendment No. 3 on Form S-1 on March 31, 2014 (declared effective on April 7, 2014). During the year ended December 31, 2014, the Corporation resumed the payment of (and continues to pay) quarterly dividends on the Series A Shares and also paid all unpaid dividends that had accrued during such deferral. On March 9, 2015, the Corporation filed its Annual Report on Form 10-K for the year ended December 31, 2014 containing audited financial statements for such year. On March 31, 2015, pursuant to General Instruction I.A.5 of Form S-3 and the undertaking in Item 17 of the Registration Statement, respectively, the Corporation filed a Post-Effective Amendment No. 4 to Form S-1 on Form S-3 to convert the Registration Statement back to Form S-3 and to remove from registration all of the Series A Shares, leaving the Warrant and the Warrant Shares subject to the Registration Statement.

DEREGISTRATION OF SECURITIES

The Corporation has repurchased and canceled the Warrant. Accordingly, this Post-Effective Amendment No. 5 is being filed pursuant to the undertakings in Item 17 of the Registration Statement to remove from registration the Warrant and the Warrant Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of Maryland, on March 23, 2016.

FIRST UNITED CORPORATION:

By:	/s/ Carissa L. Rodeheaver
Carissa L. Rodeheaver
Chairman, President and CEO

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities and on March 23, 2016.

/s/ John F. Barr
John F. Barr, Director	Brian R. Boal, Director

/s/ M. Kathryn Burkey	/s/ Robert W. Kurtz
M. Kathryn Burkey, Director	Robert W. Kurtz, Director

John W. McCullough, Director	Elaine L. McDonald, Director

/s/ Carissa L. Rodeheaver	/s/ Gary R. Ruddell
Carissa L. Rodeheaver	Gary R. Ruddell, Director
Director, President and Chief Executive Officer
(Principal Executive Officer)

/s/ I. Robert Rudy
I. Robert Rudy, Director	Marisa A. Shockley, Director

/s/ Robert G. Stuck	/s/ H. Andrew Walls, III
Robert G. Stuck, Director	H. Andrew Walls, III, Director

/s/ Tonya K. Sturm
Tonya K. Sturm
Vice President and Chief Financial Officer
(Principal Accounting Officer)

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